EXHIBIT 10.1

AMENDMENT TO INDEPENDENT CONTRACTOR AGREEMENT

This Amendment to Independent Contractor Agreement (“Amendment”) is entered into as of the 31st day of December 2013, by and between Eventure Interactive, Inc. (“EVTI”) and Jigsaw Partners, Inc. (“Jigsaw”) and amends the Independent Contractor Agreement dated August 15, 2013, between EVTI and Jigsaw (herein referred to as the “Agreement”).

The Parties to the Agreement hereby amend Section 3(e) of the Agreement to read as follows:

“(e)  Equity in Lieu of Cash. Jigsaw may, in its sole discretion, agree to accept shares of EVTI restricted common stock in lieu of any cash payments due to Jigsaw under this Section 3. Jigsaw may do so by providing written notice thereof to EVTI. In such event the number of shares issuable to Jigsaw shall be determined at the discretion of Jigsaw based upon (i) the average closing price of EVTI common stock during the five trading days immediately prior to the date on which such written notice is received by EVTI after applying a 10% discount to such average closing price, or (ii) to the extent applicable, the price at which EVTI is offering shares of EVTI’s restricted common stock in a private placement offering taking place at the time that the written notice is received, or if no such private placement offering is then taking place, at the price at which EVTI sold shares of common stock in a private placement offering which was completed and closed within 30 days of the date on which the written notice was received. By way of example with regard to (i) above, if Jigsaw agrees to convert $10,000 of cash compensation based upon an average closing price of $4.00 per share, Jigsaw would be entitled to receive approximately 2,778 shares which represents 10,000 divided by 3.60. Notwithstanding the foregoing, the maximum aggregate number of shares of EVTI restricted common stock issuable under this Section 3(e) is 100,000 shares.”

This Amendment is hereby made part of and incorporated into the Agreement, with all of the terms and conditions of the Agreement remaining in full force and effect, except to the extent modified hereby.

This Amendment may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission or in pdf format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or in pdf format shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties below effective as of the date first set forth above.

EVENTURE INTERACTIVE, INC.		JIGSAW PARTNERS, INC.

By:	/s/ Gannon Giguiere	By:	/s/ Vinay Jatwani
Name:	Gannon Giguiere	Name:	Vinay Jatwani
Title:	CEO	Title:	CEO